EXHIBIT 21

                                ACTEL CORPORATION

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                                  Subsidiaries


                     Actel Europe, Ltd., a U.K. corporation

                     Actel Europe SARL, a French corporation

                        Actel GmbH, a German corporation

                Actel Pan-Asia Corporation, a Nevada corporation